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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File Number 1-5851

                            RHONE-POULENC RORER INC.
             (Exact name of registrant as specified in its charter)

             500 Arcola Road, Collegeville, Pennsylvania 19426-0107
                                 (610) 454-8000

    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)


Flexible Money Market Preferred(TM) Stock (without par value) Liquidation Preference $100,000 per share
            (Title of each class of securities covered by this Form)

                                 Common Stock
 (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)         [X]           Rule 12h-3(b)(1)(ii)            [_]
Rule 12g-4(a)(1)(ii)        [_]           Rule 12h-3(b)(2)(i)             [_]
Rule 12g-4(a)(2)(i)         [_]           Rule 12h-3(b)(2)(ii)            [_]
Rule 12g-4(a)(2)(ii)        [_]           Rule 15d-6                      [_]
Rule 12h-3(b)(1)(i)         [_]

         Approximate number of holders of record as of the certification or notice date: 58

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rhone-Poulenc Rorer Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

                                                     RHONE POULENC RORER INC.




Date: December 23, 1997                      By: /s/ John Bond
                                                ----------------------------
                                             Name:  John Bond
                                             Title: Treasurer